UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INSTINET GROUP INCORPORATED

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INSTINET GROUP INCORPORATED

2005 Annual Stockholders Meeting

SCRIPT

1.	Call to Order by Chairman

CHAIRMAN:

Good morning, ladies and gentlemen. I am Ian Strachan, Chairman of Instinet Group Incorporated, and it is my pleasure to welcome all of you. It is 9 o’clock and, in accordance with the notice of the meeting, I call to order Instinet Group Incorporated’s annual meeting of stockholders.

As each stockholder entered the meeting room this morning, he or she was given an agenda for the meeting. You will note that under Item 7 in the agenda an opportunity is provided for questions.

With me at the table today are Ed Nicoll, Chief Executive Officer of Instinet Group, John Fay, Chief Financial Officer, and Instinet Group’s Corporate Secretary, Paul Merolla.

A representative of Mellon Investor Services, Deborah Bass, is assisting us today as Inspector of Elections in the tabulation of proxies and ballots.

Also present today is Linda McGowan of PricewaterhouseCoopers LLP, the company’s independent auditors.

A portion of this meeting has been allocated to stockholders’ questions, and we request that stockholders who wish to ask questions do so during that period. Only stockholders of record or their duly authorized holders may address the meeting; they are identified with a label that says “Stockholder”. In order to give all such stockholders the same opportunity, we ask that you limit your remarks to no more than three minutes on any one issue.

2.	Purpose of Meeting

The purpose of our meeting today is to elect directors to the Board of Directors, to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending 2005 and to approve the Instinet Group 2005 Annual Cash Incentive Plan.

The meeting today is the recurring annual meeting of stockholders. The purpose of this meeting is NOT to vote on the pending transaction with the NASDAQ Stock Market. A special stockholders meeting to vote on the merger will be held in the future, after the merger proxy statement is reviewed by the SEC and mailed to our stockholders.

3.	Statement Regarding Mailing of Notice and Presence of a Quorum

CHAIRMAN:

This meeting is held pursuant to a printed notice mailed on April 15, 2005 to each stockholder of record on March 18, 2005 who is entitled to vote. A list of stockholders entitled to vote at this meeting has been available at company headquarters for the past 10 days and is available at the meeting for examination by any stockholder desiring to do so. All documents concerning the call and notice of the meeting will be filed with the records of the meeting.

The count of shares present immediately prior to the commencement of the meeting indicated that 277,476,032 shares of the Company’s voting capital stock were present in person or by proxy. This is 82.91% of the outstanding voting stock of the Company.

I hereby declare a quorum present at the meeting.

4.	Election of Directors

CHAIRMAN:

Before proceeding to the business of the meeting, I would like to introduce those of Instinet Group’s directors who are present today.

In addition to Ed Nicoll and me, present here today are:

[INTRODUCES DIRECTORS. EACH STANDS WHEN INTRODUCED. EXPECTED PRESENT ARE:]

David J. Grigson, Chief Financial Officer at Reuters Group PLC

Robin Josephs, Director of iStar Financial and Director of Plum Creek Timber

John Kasich, Managing Director of Lehman Brothers

Kay Koplovitz, Principal of Koplovitz & Company

We are ready to proceed with the items requiring stockholder vote.

On behalf of the Board of Directors of the Company, I would like to express my appreciation to all stockholders who returned their proxies.

We will now open the polls and proceed with the voting. If you have previously voted by proxy and do not want to change your vote, it is not necessary to vote by ballot. If you wish to vote by ballot, please raise your hand and an attendant will provide you with one.

[ATTENDANTS DISTRIBUTE BALLOTS.]

The first matter to be acted upon by the stockholders is the election of four directors to serve a three-year term until the 2008 annual meeting.

I hereby nominate for election as directors of the Company, to serve for the terms expiring on the date of the annual meeting of the Company in 2008 and until their respective successors are duly elected and qualified, those individuals named as nominees for director on page 8 of the Company’s proxy statement mailed on April 15, 2005.

Those nominees are:

David Grigson, whom I have already introduced and who is CFO and director of Reuters Group PLC.

Edward Nicoll, whom I have already introduced, and who is CEO of Instinet Group.

Ian Strachan, myself, a director of Reuters Group PLC.

Robin Josephs, whom I have already introduced.

We are proud indeed to propose a slate of directors such as this.

You have heard the motion. Is there a second? [SECOND FROM FLOOR]. I suggest that those stockholders voting in person now mark their ballots and retain them. After voting has been completed on all matters on the agenda, ballots will be collected, verified and counted.

5.	Ratification of Appointment of Independent Auditors

CHAIRMAN:

The next matter being submitted to stockholders for action is the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company.

The Audit Committee has the responsibility of retaining the independent auditors. This Committee was established in May 2001 and, since its inception, has consisted entirely of directors who are independent of corporate management. It has had direct access to both the outside and internal auditors. As a matter of general policy, the Audit Committee is also charged with responsibility for determining how Instinet Group allocates non-auditing financial consultancy, and has established guidelines under which we may use external financial consultants on various projects.

In its deliberations this year, the Committee has worked closely and regularly with PricewaterhouseCoopers LLP, and has had substantial opportunity to evaluate its work, and has found it to be of consistent high quality.

I move the ratification of the appointment of PricewaterhouseCoopers LLP to audit the financial statements of the Company and its subsidiaries for the year 2005.

Is there a second? [SECOND FROM FLOOR.] I suggest that those persons voting in person now mark their ballots.

6.	Approval of the Instinet Group 2005 Annual Cash Incentive Plan

CHAIRMAN:

The next matter being submitted to stockholders for action is the approval of the Instinet Group 2005 Annual Cash Incentive Plan.

The Instinet Group 2005 Annual Cash Incentive Plan is our proposed new short-term incentive plan for certain of our senior executives. The Incentive Plan is an annual cash bonus plan that is designed to comply with the requirements of Section 162(m) of the Internal Revenue Code which eliminates a federal income tax deduction for annual compensation in excess of $1 million paid by the company to certain executive officers in any one year unless that compensation is paid on account of attainment of one or more “performance-based” goals. This plan is intended to replace the Annual Bonus Plan for our executive officers and other key employees of the company.

I move for the approval of the Instinet Group 2005 Annual Cash Incentive Plan.

Is there a second? [SECOND FROM FLOOR.] I suggest that those persons voting in person now mark their ballots.

7.	Remarks by the Chief Executive Officer

CHAIRMAN:

While the Inspector of Election is finalizing the vote, I would like to call upon Ed Nicoll to review the business and condition of the Company. Before Ed begins, I will read the required disclaimer.

During this meeting we may make statements that are forward-looking in nature. Our actual results may be materially different from the results anticipated in those statements. You can find a detailed discussion of certain important factors that could cause actual results to differ materially from our expectations, and reconciliations to US GAAP of non-GAAP financial measures referenced in this meeting, if any, in our Annual Report on Form 10-K for the period ended December 31, 2004 and other documents filed with the SEC, which are available on our website.

I will now hand over to Ed Nicoll.

ED NICOLL:

Good morning.

In 2004 Instinet Group returned to profitability after two consecutive years of net losses. During a time of challenging market conditions and intense competitive pressures, Instinet Group earned $0.16 per share in 2004 compared to a loss of $0.22 per share in 2003.

Throughout the year, we continued to operate in not only an intense competitive environment, but also in unpredictable equity markets. To survive under such conditions, we had to become a leaner company and accordingly, we cut $248 million of fixed costs, on an annualized basis, from the fourth quarter of 2002 to the fourth quarter of 2004, and implemented a profound structural reorganization of the company during 2004.

In the year ended December 31, 2004 the company posted a profit of $54 million, compared to a net loss of $74 million for the year ended December 31, 2003. For the full year ended December 31, 2004, net income was $54 million or $0.16 per share, compared to a net loss of $74 million or a loss of $(0.22) per share for the year ended December 31, 2003. Excluding one-time items detailed in the table on our earnings release pro forma operating earnings per share for 2004 was $0.12 compared to $0.00 in 2003.

Underlying our achievement of profitability was the reorganization of our company into two distinct customer-oriented businesses with clearly defined value propositions: Instinet, The Institutional Broker (which includes our commission recapture broker Lynch, Jones & Ryan), and INET, The Electronic Marketplace.

Our rationalized business structure, more focused management teams, and more specific branding positioned Instinet, LJR and INET to serve their customers in the most efficient, most technologically sophisticated and lowest-cost way possible. Internally, one of the most significant achievements we made was empowering individual teams across the company to pursue more innovative and thoughtful customer-based solutions.

As Instinet Group’s businesses finished the year, each had a clear, cohesive strategy, talented and focused management teams, technologically sophisticated products and services, and customer-facing teams dedicated to offering the best service in the industry.

On Friday April 22, 2005, Instinet Group announced that The NASDAQ Stock Market Inc. had entered into a definitive agreement with Instinet Group to acquire all the outstanding shares of Instinet Group for an aggregate purchase price of approximately $1.88 billion in cash, or $5.44 per share (subject to certain adjustments).

Upon completion of the transaction, INET, Instinet Group’s electronic marketplace business segment, will be combined with NASDAQ’s current operations. The balance of the Company, including its other major business, Instinet, the institutional agency broker, will be acquired by Silver Lake Partners from NASDAQ, immediately following the NASDAQ acquisition. Finally, Instinet Group has also agreed to sell Lynch, Jones & Ryan, Inc. (LJR) to The Bank of New York.

These transactions are subject to customary conditions, in particular regulatory approvals and, in the case of the NASDAQ merger, Instinet shareholder approval. Reuters, who has a controlling interest in us, has agreed to vote in favor of the NASDAQ merger. We anticipate closing the LJR sale as early as June 2005, and hope to close the Instinet deal by year-end.

In addition to its approval of the NASDAQ and LJR transactions described above, Instinet Group’s Board of Directors has approved the declaration of a dividend to all stockholders following the closing of the LJR sale in an amount not to exceed the net proceeds of the LJR transaction. The dividend will be declared at the time the LJR transaction closes. Any dividend will result in a reduction in the merger consideration to be received by shareholders in the transaction with Nasdaq.

Until these transactions are closed, the senior management of Instinet Group will continue to work towards causing the company to continue offering competitive and technologically sophisticated products and services.

Thank you.

9.	Preliminary Results of Balloting

CHAIRMAN:

Will the Corporate Secretary please report the preliminary results of the balloting?

SECRETARY:

The ballots have been counted. The election of directors requires a plurality of the votes cast for the election of directors, and at least 256,555,214 shares, being a majority of the voting stock of the Company that is present in person or proxy, have been voted for the election of the three directors named in the proxy statement for terms expiring on the date of the annual meeting in 2008.

Also, at least 277,020,308 shares, being a majority of the voting stock of the Company that is present in person or proxy, have been voted to ratify the appointment of PricewaterhouseCoopers LLP to audit the financial statements of the Company and its subsidiaries for the year 2005.

At least 264,065,291 shares, being a majority of the voting stock of the Company that is present in person or proxy, have been voted to approve the Instinet Group 2005 Cash Incentive Plan.

CHAIRMAN:

I hereby declare that the nominees for director have been duly elected, that the appointment of PricewaterhouseCoopers LLP to audit the financial statements of the Company and its subsidiaries for the year 2005 has been duly ratified, and that the Instinet Group 2005 Cash Incentive Plan has been approved.

10.	Questions by Stockholders

CHAIRMAN:

We have now come to that part of the agenda providing for general questions.

I note that we have received no resolutions or questions from any stockholder not present here today.

Only those stockholders of record and duly authorized holders — those individuals with the “Stockholder” label – may address the meeting. Anyone wishing to ask a question should rise and wait for the chairman to recognize you, at which point a microphone will be made available. Please state your name and city of residence, indicate whether you are a stockholder or a proxy for a stockholder, and proceed with your question. We would ask you to limit your remarks to no more than three minutes.

[SECURITY PERSONNEL CONVEY MICROPHONES TO THOSE WISHING TO ASK QUESTIONS; STAND BY TO RETRIEVE THEM.]

9.	Adjournment

CHAIRMAN

If there is no other business, this concludes our meeting.

I would again like to express my sincere appreciation to the stockholders who attended the meeting as well as those who submitted their proxies but were not able to be present in person.

The meeting is adjourned.

[ENDS]

INSTINET GROUP INCORPORATED

2005 Annual Stockholders Meeting

Lincoln Talking Points

Q Why did you sell the company in three parts?

We did not break up the company into three parts and sell each piece. We agreed to sell the entire company, except LJR, to NASDAQ. Immediately upon completion of that transaction, INET will be combined with NASDAQ’s current operations and the remainder of the company, including our other major business, Instinet, The Institutional Broker, will be acquired by Silver Lake Partners from NASDAQ. Certain members of our management will participate in the Silver Lake Partners transaction. We agreed to sell LJR to Bank of New York in a separate transaction, both because The Bank of New York proposed a very attractive price and because NASDAQ was not willing to acquire LJR.

Q Why is the price that the shareholder is receiving for their shares less than what the price of the shares was before the deal was made? Why are the shareholders not getting more?

When	we started the auction process, the stock price was trading below the $5.44 that we agreed to. As you know, there
were	numerous leaks and rumors about a potential deal, some of which were extremely inaccurate, and it is likely that
people	also began to speculate in the stock. Our focus as directors and fellow shareholders was on obtaining the best price
available	for Instinet, and we think the extended, and open, process we conducted has clearly led to that result.

If you look at traditional multiples for transactions, the $1.88 billion in proceeds is 29.4 times the estimated consensus of earnings for 2005. That is a very favorable multiple from our perspective.

Q Why does Reuters favor this transaction?

Reuters announced late last year, at which time our stock was trading around $4.XX, that it wanted to consider strategic alternatives in order to extract value from its holdings in Instinet Group. We think this transaction resulted in the best achievable result for them, but you should ask Reuters directly.

Q What is Instinet management getting out of this transaction?

All outstanding employee stock options under the Instinet Stock Option Plan will vest upon completion of the merger, assuming they continue to work during the period between signing and closing. Many options will expire without value because they have an exercise price in excess of the deal price. Our performance shares will be treated in accordance with the Performance Share Plan. Once the merger is completed, each participant will receive the payout for any plan cycles that have closed as soon as reasonably practicable following closing. For plan cycles that have not been completed, each participant will receive the payout of the uncompleted plan cycles on a prorated basis, as if the target performance measures were met, but not exceeded. In effect, this means that the payout for the participants will be the deal price ($5.44 per share, subject to certain adjustments). In addition, certain members of management are participating with Silver Lake Partners L.P. in the purchase of the institutional broker business from NASDAQ. This will be disclosed in more detail in the merger proxy statement we expect to file shortly with the SEC and, after the SEC has completed its review process of the proxy statement (which usually takes about 6 weeks), mail to shareholders for the special meeting to consider the transaction.

Q. What will a shareholder receive for their shares? Does this amount include the dividend from LJR?

Shareholders will receive approximately $5.44 per share (subject to certain adjustments) in the merger with NASDAQ. That amount will be reduced to the extent of the per share dividend declared relating to the sale of Lynch, Jones and Ryan, Inc.

We expect to declare a dividend to all stockholders in an amount not to exceed the net proceeds of the LJR transaction. The dividend is expected to be declared at about the time the LJR transaction closes and would be paid to shareholders as of the dividend record date.

Q. What is the estimated timing for each payment?

The payments are tied to the closing of the transactions. We anticipate completing the LJR transaction by the end of June 2005. Shortly after the closing of the LJR transaction, the dividend would be paid.. The transaction with NASDAQ is subject to customary conditions, including the approval of the transaction by Instinet Group’s shareholders, the sale of LJR, as well as regulatory approvals. Reuters has agreed to vote in favor of the merger at our special meeting, so shareholder approval is assured unless the merger agreement is terminated before the Instinet shareholder meeting.

All parties have agreed to promptly seek regulatory approvals, including SEC approval and approval under the Hart-Scott Rodino Antitrust Improvements Act, and will make efforts to complete the transaction by year-end. After the closing of the NASDAQ transaction, the merger consideration will be paid, adjusted for the previously paid dividend.

Q. What part of the dividend distributed from the LJR sale will be a dividend and how much will be a return of capital?

The distribution will be treated as a dividend for tax purposes to the extent INGP and its US subsidiaries have an after tax surplus in the year of the dividend, or an accumulated after tax surplus for prior years, as calculated under IRS rules. The amount that is a dividend cannot be calculated at this time, in part because of uncertainties in that forecast caused by uncertainties in the closing date of both the NASDAQ and LJR transactions. You should also consult your tax advisor with respect to these matters.

Q. Will a shareholder have to pay taxes on this dividend received?

A US shareholder will be taxed on any dividend paid. We expect the dividend to be a qualifying dividend and therefore a US individual shareholder who satisfies the IRS holding period rules will pay tax at 5% or 15% on that dividend depending on the regular tax rate the US individual shareholder would pay on that dividend. The remainder of the distribution will be a return of capital or capital gain depending on the shareholder’s tax basis in the shares. You should consult your tax advisor on this matter.

Q. What if a shareholder does not want to sell their shares of INGP? Will they receive ownership of the agency broker or shares of NASDAQ?

INGP shareholders will not receive ownership of the agency broker or shares of NASDAQ. At the effective time of the NASDAQ merger, all shares will be converted into the right to receive the cash merger consideration, other than shares as to which Delaware appraisal rights are properly exercised. The proxy statement that will be mailed to you will disclose more detail in this regard, should you wish to avail yourself of those rights.

Q. If someone offered NASDAQ a higher price for the agency broker and they accepted it, would this break up the agreement between Instinet Group and NASDAQ?

No.

Q What if someone offers a higher price for INGP than NASDAQ?

We may terminate the merger agreement in the event of a higher offer if our board of directors determines in good faith and in accordance with its fiduciary duties that the higher offer is a superior proposal to the NASDAQ transaction. In such an event, we must pay NASDAQ a termination fee of $66.5 million but would be permitted to enter into a transaction agreement for the higher-priced deal.

Q What is the process and timing of each step until completion of the sales to NASDAQ? (proxy filing, vote, filing with the SEC, etc)

We are planning on filing with the SEC our preliminary merger proxy in the next few weeks. As part of the process, the SEC has the opportunity to respond with comments. This process can take up to 6 weeks or more to get the document finalized. Once this process is completed and we finalize the merger proxy, we will schedule a special meeting of stockholders and mail the proxy to our stockholders in connection with the vote on the merger at the special meeting.

Q Will the class action suits filed against the company slow the process down of completing the deal?

The Company, its directors and Reuters Group PLC have been named as defendants in four substantially similar shareholder actions. The complaints in the actions seek, among other things, an injunction against consummation of the transaction. We believe we have substantial meritorious defenses with respect to these actions.

Q What % of votes is required for the deal to be accepted?

A majority vote of our outstanding common stock. Reuters has already signed a voting agreement to vote all of its shares of INGP stock in favor of the NASDAQ transaction, which constitute a majority of the outstanding INGP shares.

Q What was the actual process that the company conducted to sell the company?

We went through a very extensive auction process over a six-month period of time. With the assistance of UBS, our investment bank, we contacted many potentially interested parties, and conducted an extensive process of soliciting interest in one or more of our businesses. We also considered a number of other alternative transactions, such as a spinoff or extraordinary dividend to shareholders. The auction process took place over several months, and we believe that any seriously interested party had a full opportunity to express interest in INGP and its businesses. We also believe this transaction is simply the best available transaction to maximize shareholder value.

Q What regulatory approval must be obtained for the deals to close? Are there any in Europe or Asia?

For the NASDAQ transaction, in the US, HSR approval is required as well as a NASD Rule 1017 application and NYSE Rule 312(B) application. Nasdaq will also seek Section 19 relief from the SEC. Also, we will be required to amend our Form BD to be filed with the SEC and state securities authorities and make filings with state securities authorities.

Outside the US, several notifications or post closing approvals are required in various jurisdictions, including France, Switzerland, Canada and Bermuda as well as certain stock exchanges. Pre-Closing approvals are required in Hong Kong, Japan and the UK.

For the LJR transaction, in the US, a NASD Rule 1017 application is required along with several notifications including to Securities Investor Protection Corporation and the Municipal Securities Rulemaking Board. Also, we will be required to amend our Form BD to be filed with the SEC and state securities authorities and make filings with state securities authorities.

Outside the US, several notifications or post closing approvals are required in various jurisdictions, including Canada and Australia. We do not expect any issues in obtaining these approvals.

Q What is the Instinet Group 2005 Annual Cash Incentive Plan?

The Instinet Group 2005 Annual Cash Incentive Plan is our proposed new short-term incentive plan for certain of our senior executives. The Incentive Plan is an annual cash bonus plan that is designed to comply with the requirements of Section 162(m) of the Internal Revenue Code which eliminates a federal income tax deduction for annual compensation in excess of $1 million paid by the company to certain executive officers in any one year unless that compensation is paid on account of attainment of one or more “performance-based” goals. This plan is intended to replace the Annual Bonus Plan for our executive officers and other key employees of the company.

The purpose of the Incentive Plan is to incentivize and encourage employees of the company to achieve predetermined short-term performance goals and to be appropriately compensated for the achievement of those goals. The principal terms of the Incentive Plan are detailed in the proxy statement you received in connection with this meeting.

Where to Find Additional Information about Instinet, NASDAQ and the Merger

Instinet Group intends to file a proxy statement of Instinet Group in connection with the proposed merger. Instinet Group stockholders should read the proxy statement and other relevant materials when they become available, because they will contain important information about Instinet Group, NASDAQ and the proposed merger. In addition to the documents described above, Instinet Group and NASDAQ file annual, quarterly and current reports, proxy statements and other information with the SEC. The proxy statement and other relevant materials (when they become available), and any other documents filed with the SEC by Instinet Group or NASDAQ are available without charge at the SEC’s website, at www.sec.gov, or from the companies’ websites at http://www.instinetgroup.com and http://www.nasdaq.com, respectively.

Instinet Group, NASDAQ and their respective officers and directors may be deemed to be participants in the solicitation of proxies from Instinet Group stockholders in connection with the proposed merger. A description of certain interests of the directors and executive officers of Instinet Group is set forth in the Instinet Group proxy statement for its 2005 annual meeting which was filed with the SEC on April 15, 2005. A description of certain interests of the directors and officers of NASDAQ is set forth in NASDAQ’s proxy statement for its 2005 annual meeting, which was filed with the SEC on April 11, 2005. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement and other relevant documents to be filed with the SEC in connection with the proposed merger.